EXHIBIT  7.3

                            CONSULTING  AGREEMENT

1.  Parties.

        1.1 This Consulting Agreement (this "Agreement") is made and entered into effective as of December 15th, 1999, by and between YourNet, Inc. ("the Company"), whose address is 1005-750 W. Pender Street, Vancouver, B.C. Canada, and BODET Limited (the "Consultant"), whose address is Herald House, 22 Hill Street, St. Hellier, Jersey JE4 8X2
2.  Recitals.

        2.1 This Agreement is made with reference to the following facts and circumstances.

              (a) The Company wishes to engage the services of the Consultant to advise and consult with the Company on certain business and financial matters as set forth in this Agreement.

              (b) The Consultant is willing to accept such engagement, on the terms set forth in this Agreement.

        2.2 In consideration of the premises, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Consultant agree as follows.

3.  Engagement.

        3.1. The Company hereby engages the services of the Consultant, as an independent contractor for a period of twenty-four months (24 months) beginning December 15th, 1999, and ending on December 14th, 2001 (the "Term"), and the Consultant hereby accepts such engagement, for the purpose set forth in section 3.2. below.

        3.2. The scope of the services to be rendered by the Consultant to the Company are, and are limited to, the following:

               (a)  The  Consultant  shall, from time to time as the Company may request, advise and consult with the Company's board of directors and executive officers regarding (i) the Company's merger and acquisition strategies, including the evaluation of targets and the structuring of transactions; (ii) the Company's corporate financing activities, including debt and equity transactions; (iii) the Company's investor relations;
                  (iv) the identification and evaluation of underwriters for the Company's securities' offerings in the United States of America and Europe; (v) the Company's business development activities, including major geographic and service expansion Plans; and (vi) the registration of the Company's securities On the European New Market.

4.  The  Consultant's  Fees  and  Expenses.

        4.1. The Company shall pay the consultant as a fee its services under this Agreement (the "Consulting Fee), US $10,000 per month, and provide a one-time issuance to the Consultant to of 250,000 options in the Company with a strike price of US $2.00 and an exercise date of January 1st, 2003.

        4.2 The Company shall reimburse the Consultant for all its reasonable out-of-pocket expenses incurred in the performance of the Consultant's duties under this agreement.

5.  Miscellaneous

        5.1 Relationship. The relationship between the Company and the Consultant created by this Agreement is that of independent contractors. The Consultant is not, by virtue of this Agreement, and shall not for any purpose be deemed to be hereunder, an officer, employee, agent, affiliate of the Company. The services to be rendered by the Consultant pursuant to this Agreement do not include the services or activities of an "investment adviser", as that term is defined by U.S. federal or state laws and, in performing services under this Agreement, the Consultant shall not be deemed to be an investment adviser under such laws.

        5.2 Indemnity. The Company hereby agrees to defend, indemnify, and hold the Consultant harmless from and against any and all claims, damages, judgements, penalties, costs, and expenses (including attorney fees and court costs now or hereafter arising from the enforcement of this clause) arising directly or indirectly from the activities of the Consultant under this Agreement, or from

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             the Activities of the Company or any of its shareholders, officers, directors, employees, agents or affiliates, whether such claims are asserted by any governmental agency or any other person. This indemnity shall survive termination of this Agreement.

       5.3. Governing Law. This Agreement and the Note shall be governed by and construed in accordance with the laws of the Province of Alberta/Canada. The courts of the Province of Alberta shall have exclusive jurisdiction for any action arising out of or related to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the first date first above written.

The  Consultant:                             The  Company:

BODET  Limited                               YOURNET,INC.

By     /s/  DR  Singleton                     By  /s/  Randy  M.  Doten
Name:  DR  Singleton                          Name:  Randy  Doten
Title:  Director                              Title:  Vice  President/Director
Date  signed:  17  Jan  2000                  Date  signed:  11/03/99